EXHIBIT 10.1

                                                               Execution Version

                           AGREEMENT FOR PARTICIPATION
                           IN INTERNET LOYALTY PROGRAM

         This Agreement for Participation in Internet Loyalty Program ("Agreement"), dated April 10, 2000 is between iTract, LLC, a Delaware limited liability company located at 220 West 19th Street, 12th Floor, New York, NY 10011 ("iTract") and FreeRide.com LLC, a Delaware limited liability company located at 460 Park Avenue South, New York, NY 10016 ("FreeRide").

         WHEREAS, FreeRide conducts an internet loyalty awards program (the "Program") that offers businesses the opportunity to promote their products and services to members of the Program and awards incentive units to members which units can be redeemed for merchandise and services with participating suppliers; and

         WHEREAS, iTract is a direct marketing communication facilitator which provides persons and entities with bulk e-mail, fax services and postal mail and wishes to participate, and permit its clients and the customers of its clients to participate, in the Program.

         NOW, THEREFORE, in consideration of the above and the promises hereafter made, the adequacy and sufficiency of which are hereby acknowledged, it is agreed as follows:

         Article 1. Definitions.

         The following terms shall have the meanings ascribed below. Additional defined terms appear throughout this Agreement:

         (a) "Campaign" shall mean the usage by a Client of the services of iTract to send bulk e-mail or faxes to selected recipients within a database or databases maintained by iTract.

         (b) "Client" shall mean a person or entity that utilizes the services of iTract to conduct a Campaign.

         (c) "FreeRide Award Transaction Software" shall mean an Internet enabled programming protocol which is licensed by FreeRide pursuant to the terms of this Agreement, and may be included in Campaigns, the purpose of which is to facilitate the awarding of points to Users, including allowing Users to register as FreeRide Members. References to FreeRide Award Transaction Software, shall also include all user manuals training materials, guides, commentary, listings and other materials supplied by FreeRide for use in connection with the Internet enabled programming protocol.

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         (d) "FreeRide Marks" shall mean FreeRide's trademarks, trade names, service marks, service names, logos and distinct brand elements that are identified on Exhibit A hereto.

         (e) "FreeRide Member" shall mean an individual that has duly registered as a member of the Program, whether such member is introduced to FreeRide through iTract or otherwise.

         (f) "Intellectual Property Rights" shall mean any and all patent, trademark, trade names, service mark, service names, copyright, trade secret or other similar proprietary or similar rights or interests whether or not registered or registrable, and related applications for statutory protection thereof, and the rights to make such applications.

         (g) "iTract Affiliate" shall mean any entity that is controls, controlled by or is under common control with iTract or International Commerce Exchange Systems, Inc., or any entity for which iTract has created a private label site on iTract's website or an iTract private label site on such entity's website and intends to award Points for certain specified on-line interactions. For purposes of this definition, a "private label site" is a website that allows an entity to operate as a direct marketing communication facilitator, that provides persons and entities with bulk e-mail, fax services and postal mail, using iTract's proprietary technology and in a manner that is substantially similar to iTract's services on the iTract website.

         (h) "Permission Based List Member" shall mean any User or other individual that elects to be part of a permission based bulk e-mail mailing list operated by iTract and completes certain registration activities in connection therewith.

         (i) "Point" shall mean the incentive unit awarded to FreeRide Members which may be aggregated and redeemed for free merchandise or services offered by participating reward providers.

         (j) "Technology" means all software, methods of operation, hardware designs, interfaces, and specifications and documentation in respect of the foregoing.

         (k) "Users" shall mean persons or entities that receive bulk e-mail through Campaigns conducted by Clients.

         (l) A "Qualified Campaign" is any separate and distinct Campaign that is sent to ten thousand (10,000) or more Users.

         Article 2. The Program.

         (a) Clients. iTract shall offer Clients the ability to reward Users with Points for certain specified interactions in connection with conducting a Campaign, on terms and conditions to be determined between iTract and each such Client. Each Client that

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elects to participate in the Program shall designate an individual to be registered by FreeRide as a FreeRide Member on behalf of such Client. Any information necessary for such individual to become a FreeRide Member shall be collected by iTract and provided to FreeRide. FreeRide shall provide iTract with the ability to add Points to such individual accounts of Clients maintained by FreeRide.

         (b) iTract Affiliates. iTract shall offer iTract Affiliates the ability to award Points for certain specified on-line interactions.

         (c) FreeRide Software.

                  (i) FreeRide shall provide iTract with the FreeRide Award Transaction Software. iTract shall offer Clients and iTract Affiliates the ability to utilize, as part of Campaigns, the FreeRide Award Transaction Software and, for each such Qualified Campaign that utilizes FreeRide Award Transaction Software, iTract shall be credited with five hundred (500) Points (the "Campaign Points") in accordance with the provisions of Article 3(a) hereof. The FreeRide Award Transaction Software shall include the ability of each User to register as a FreeRide Member and/or aggregate Points.

                  (ii) FreeRide may, from time to time, add or discontinue the use of any particular versions of the FreeRide Award Transaction Software from the pool of FreeRide Award Transaction Software which may be offered by iTract to Clients and iTract Affiliates. In the event that FreeRide has discontinued the use of any FreeRide Award Transaction Software, iTract shall no longer offer such FreeRide Award Transaction Software to Clients and iTract Affiliates, provided, however, that such discontinued FreeRide Award Transaction Software may be included in any Campaign for which a Client or iTract Affiliate elected to include such FreeRide Award Transaction Software prior to iTract's receipt of a notice of the discontinuance from FreeRide. iTract shall have the right to test any new FreeRide Award Transaction Software prior to offering such FreeRide Award Transaction Software to Clients or iTract Affiliates for use in connection with Campaigns. FreeRide shall make new and/or upgraded FreeRide Award Transaction Software available to iTract no less frequently than such FreeRide Award Transaction Software are made available to other customers of FreeRide. iTract shall have the right to reject any FreeRide Award Transaction Software, in its sole discretion, if such software is incompatible with iTract's software or servers.

                  (iii) All FreeRide Award Transaction Software shall contain, at no additional cost to iTract, the functionality to permit iTract and FreeRide to track the use of such FreeRide Award Transaction Software by Client and iTract.

                  (iv) In connection with and solely for the Term of this Agreement, FreeRide hereby grants iTract a worldwide, non-exclusive, royalty free right and license to use, sublicense, and distribute the FreeRide Award Transaction Software, solely as described herein. In connection with and solely for the Term of this Agreement, FreeRide hereby grants iTract the right to sublicense and distribute the FreeRide Award Transaction Software to iTract Affiliates and to Clients for use in connection with each

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Campaign conducted by such Client. iTract acknowledges that the FreeRide Award
Transaction Software is proprietary to FreeRide. Except as explicitly permitted herein, iTract agrees not to, and to cause each iTract Affiliate and Client not to, modify, reproduce, disassemble, reverse compile or otherwise reverse engineer the FreeRide Award Transaction Software in whole or in part. iTract agrees not to, and to cause each iTract Affiliate and Client not to, remove or destroy any proprietary markings or legends, including copyright notices, appearing on or contained within the FreeRide Award Transaction Software. iTract agrees, and agrees to cause each iTract Affiliate and Client, to immediately cease using the FreeRide Award Transaction Software and to return all copies of the FreeRide Award Transaction Software upon termination of this Agreement.

         (d) Trademark License.

                  (i) In connection with and solely for the Term of this Agreement, FreeRide hereby grants iTract a worldwide, non-exclusive, non-transferable, royalty free right and license to use the FreeRide Marks, solely in the manner described in this Agreement and Exhibit A hereto and to sublicense the use of such FreeRide Marks in connection with the utilization by iTract Affiliates and Clients of the FreeRide Transaction Software. iTract acknowledges that the FreeRide Marks are proprietary to FreeRide. iTract agrees not to use the FreeRide Marks in a manner that is disparaging of or harmful to the reputation of FreeRide. Except as explicitly set forth in this Article 2(d), iTract agrees not to, and to cause each iTract Affiliate and Client not to, use the FreeRide Marks or any other trademark, trade name, service mark, color combination, insignia, device or similar property owned, licensed to or used by FreeRide in connection with the Program, without FreeRide's prior written consent. Without limiting the foregoing, iTract agrees not to, and to cause each iTract Affiliate and Client not to, use the FreeRide Marks or any other trademark, trade name, service mark, color combination, insignia, device or similar property owned, licensed to or used by FreeRide in any email (whether permission based or not),fax or postal mail distributed through the iTract direct marketing communication system.

                  (ii) FreeRide shall display a trademark, trade name, service mark, service name, logo or other distinct brand element of iTract (collectively, "iTract Marks"), as provided to FreeRide by iTract from time to time and reasonably acceptable to FreeRide, prominently (i.e., "above the fold"), on the introduction or welcome page of the FreeRide Web site for any FreeRide Member that was introduced to the Program by iTract, pursuant to this Agreement, which such iTract Mark shall function, as applicable, as a link to a web site address designated by iTract, provided, however, FreeRide shall have no obligation to so co-brand said introduction or welcome page of the FreeRide Web site, until such time as an aggregate of fifty thousand (50,000) Client, iTract Affiliates and Users have become FreeRide Members as a result of their introduction to the Program by iTract, pursuant to this Agreement. In connection with and solely for the Term of this Agreement, iTract hereby grants FreeRide a worldwide, non-exclusive, non-transferable, royalty free right and license to use the iTract Marks, solely in the manner described in this Agreement. FreeRide acknowledges that the iTract Marks are proprietary to iTract. FreeRide agrees not to use the iTract Marks in a manner that is

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disparaging of or harmful to the reputation of iTract. Except as explicitly set forth in this Article 2(d), FreeRide agrees not to use the iTract Marks or any other trademark, trade name, service mark, color combination, insignia, device or similar property owned, licensed to or used by iTract without iTract's prior written consent.

         (e) Users. iTract shall offer Clients and iTract Affiliates the ability to include links in Campaigns which, when selected by a User, connect the User to a uniform resource locator address ("URLs") provided by the Client or iTract Affiliate or a third party, one of which will permit such User (i) to register as a FreeRide Member (if such User is not already a FreeRide Member) and (ii) to be awarded Points. FreeRide shall have no obligation with respect to the operation of the aforementioned URL. The FreeRide Award Transaction Software shall be designed so as to identify such User as being referred by a particular Campaign or Client.

         (f) Permission Based List Members. iTract shall offer each Permission Based List Member the option to register as a FreeRide Member at the time such Permission Based List Member elects to be part of any permission based bulk e-mail mailing list or blast fax mailing list (if such Permission Based List Member is not already a FreeRide Member at such time) and to be awarded Points based on certain actions which may be taken by such Permission Based List Member at such time ("Permission Points"). FreeRide shall provide iTract with the ability to set up and add Points to the accounts of such Permission Based List Members maintained by FreeRide. Points awarded by iTract to Permission Based List Members in addition to the Permission Points shall be treated, for purposes of this Agreement, as generic Points.

         Article 3. Point Accumulation and Compensation.

         (a) Client Points. Each month during the Term, iTract shall pay FreeRide for an amount equal to the aggregate number of Points awarded by iTract, iTract Affiliates, or Clients (as contemplated by this Agreement) in a monthly period (the "Points Per Month") multiplied by the Cost Per Point (as defined herein). "Cost Per Point" shall equal $0.015 per Point; provided, however, that if the aggregate Points Per Month in any quarterly period shall be less than 4,500,000 Points, in addition to the $0.015 Cost Per Point referenced above iTract shall pay FreeRide an additional $0.001 per Point for each Point (i.e., $0.016 aggregate Cost Per Point) awarded by iTract, iTract Affiliates or Clients in such quarterly period. iTract shall have the option to (i) invoice Clients or iTract Affiliates for Points awarded by Clients or iTract Affiliates through iTract at any price per Point determined by iTract, or (ii) provide cash or Point rewards to Clients for usage of iTract or other services. Points awarded by iTract pursuant to the previous sentence shall be treated as generic Points awarded by iTract for purposes of this Agreement. The applicable "Points Per Month" utilized in any such monthly invoice shall be calculated by subtracting from the total number of Points awarded by iTract, iTract Affiliates, and Clients (as contemplated by this Agreement), the total number of Campaign Points credited to iTract by FreeRide pursuant to Article 2(b)(i).

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         (b) Permission Points. iTract shall award Permission Points , in the amounts set forth below, to Permission Based List Members that elect to become FreeRide Members at the time such Permission Based List Member elects to be part of any permission based bulk e-mail mailing list or blast fax mailing list and accomplish the cited "Action" below, and FreeRide shall invoice iTract a marketing fee for each such action, as follows:

         Action                           Points   Marketing Fee
         ---------                        ------   -------------
         Registration                       25        $0.15625
         Survey Completion                  50        $0.3125
         Opt-In List Registration           75        $0.46875

         Article 4. Administration, Invoicing and Reporting.

         (a) FreeRide shall be responsible for all aspects of the administration of the Program, including without limitation, the proper and accurate crediting and debiting of Points accumulated and redeemed by FreeRide Members, whether or not such Points are awarded through iTract. Notwithstanding the foregoing, iTract shall be solely responsible for the proper and accurate awarding of Points by iTract, iTract Affiliates, or Clients (as contemplated by this Agreement), the entry for which iTract is responsible pursuant to the terms and conditions of this Agreement. iTract shall be solely responsible to FreeRide for the Cost Per Point for all Points awarded by Clients and iTract Affiliates.

         (b) Within ten (10) days following the conclusion of each calendar month during the Term, FreeRide shall provide iTract with a report in both written and electronic form (the "Monthly Report") detailing:

                  (i) all Campaign Points which were credited to iTract during the previous calendar month;

                  (ii) all Points described in Article 3(a) which were awarded during the previous calendar month by iTract, iTract Affiliates or Clients, broken down by iTract, iTract Affiliate, and individual Client, the number of Points described in Article 3(a) which were awarded to iTract by FreeRide, and the corresponding cost, as calculated pursuant to Article 3(a), along with an invoice for such amount; and,

                  (iii) all Permission Points described in Article 3(b) which were awarded during the previous calendar month to Permission Based List Members, the corresponding number of Permission Based List Members, and the corresponding cost, as calculated pursuant to Article 3(b), along with an invoice for such amount.

         (c) iTract shall, within thirty (30) days following receipt of the Monthly Report, remit the invoiced amounts. If iTract shall not have timely paid all amounts due with respect to the Points Per Month described in Article 3(a) of this Agreement, the

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amount owed by iTract with respect to such Points Per Month shall be increased to a Cost Per Point of $0.02. If iTract shall not have timely paid all amounts due with respect to the Permission Points described in Article 3(b) of this Agreement, the unpaid amount shall accrue interest at a rate of one percent (1. 0%) per month. In no event shall iTract be required to pay any late payment charges on any amount to FreeRide which iTract disputes in good faith, provided notice of such dispute has been provided to FreeRide in writing.

         (d) Each party shall maintain complete and accurate records with respect to the award and credit of Points and the calculation of all payments due under this Agreement. Each party shall have the right, at its own expense (except as provided below) to audit the other party's books and records for the purpose of verifying Point aggregation and payment amounts. Such audits shall be made not more than once per year, on not less than ten (10) days written notice, during regular business hours, by auditors reasonably acceptable to the party being audited. If the auditor's figures reflect payment due under this Agreement other than those reported by the party being audited, then the party being audited shall pay the amount owed (if such amount is higher than reported), or the party conducting the audit shall reimburse the difference (if such amount is lower than reported), as the case may be. If the auditor's figures show an under-reporting of more than ten percent (10%) from the figures provided by the party being audited, then the party being audited shall also pay the reasonable cost of the audit. The information disclosed pursuant to any such audit, and any derivative works thereof, shall be deemed the Confidential Information of the party being audited.

         Article 5. Representations, Warranties and Covenants.

         (a) Each party represents and warrants that it has the full organizational right, power and authority to enter into this Agreement and to perform the acts required of it hereunder.

         (b) Each party represents and warrants that its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound; and in performance under and related to this Agreement, the parties shall comply with all applicable laws, rules and regulations (including, without limitation, privacy, export control and obscenity laws).

         (c) Each party represents and warrants that when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principals of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

         (d) Each party represents, warrants and covenants that its web sites and the content contained therein, and all services offered or performed by such party, as the case

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may be and as applicable, will not contain any material that is obscene, pornographic, profane, fraudulent, libelous or defamatory, or infringing of any Intellectual Property Rights of any third party.

         (e) iTract will not offer or award Points or the opportunity to participate in the Program to any iTract Affiliate or Client whose web site, e-mails or faxes iTract knows, or reasonably should have known,: (i) contain obscene, pornographic or profane materials; (ii) contain or promote fraudulent, libelous or defamatory information; (iii) violate the Intellectual Property Rights of any third party; or (iv) promote or engage in illegal activities.

         (f) During the term of this Agreement, FreeRide shall not enter into an agreement to provide any iTract Affiliate with the ability to utilize the FreeRide Award Transaction Software or the ability to otherwise award Points in connection with such iTract Affiliate's operation of a bulk e-mail, fax and/or postal mail direct marketing communication system that uses iTract's proprietary technology, except indirectly through iTract.

         (g) Each party represents, warrants and covenants that any Technology delivered by such party to the other party or otherwise in connection with its performance under this Agreement, as applicable, in whatever form or medium and notwithstanding the manner provided, will contain, at the time of such delivery, no program, routine, device or other undisclosed feature, including without limitation, a so-called time bomb, virus, software lock, dropdead device, malicious logic, worm, Trojan horse or trap or back door, which is designed to delete, disable, deactivate, interfere with or otherwise harm any software, program, data, device, system or service, or which is intended to provide unauthorized access or to produce unauthorized modifications (collectively "disabling procedures"). If disabling procedures are discovered or reasonably suspected to have been present in any Technology at the time of delivery by a party hereto, such party agrees to take immediate action, at its own expense, to identify and eradicate such disabling procedures and carry out any recovery necessary to remedy any impact of such disabling procedures upon any data, software or system directly affected by such disabling procedures.

         (h) Each party represents, warrants and covenants that any Technology delivered by such party to the other party or otherwise in connection with its performance under this Agreement, as applicable, including without limitation, any function, process, system or other device or item contained therein, regardless of the particular date, year, century or other chronological variable: (i) will accurately process date information (e.g., accept date input, provide date output and perform calculations and comparisons on dates and portions of dates); (ii) will function without interruption due to a change in date, ensuring that any results, data or information processed, generated or transmitted in connection therewith, shall be correct, valid and not adversely affected and, if applicable (iii) will include date data century recognition, calculations which accommodate same century and multi-century date values and formulae, as well as date data interfaces (to application and operating system software, as applicable) reflecting the correct date, year

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and century. In the event that, at any time, any such Technology is found not to conform with this warranty, the party that delivered such Technology shall correct any such nonconformance so as to enable such Technology to function in full conformance herewith.

         (i) EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, NEITHER PARTY MAKES ANY REPRESENTATION THAT THE OPERATION OF THEIR WEB SITES SERVICES OR TECHNOLOGY WILL BE UNINTERRUPTED OR ERROR-FREE, AND NEITHER PARTY WILL BE LIABLE FOR THE CONSEQUENCES OF ANY SUCH INTERRUPTIONS OR ERRORS.

         Article 6. Indemnification.

         (a) Each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agents of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging any breach of such party's representations, warranties or covenants set forth in this Agreement or alleging any use or misuse of the personal information of any individual by the Indemnifying Party, or any person or entity to whom the Indemnifying Party provided any such information. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent of the Indemnified Party.

         (b) The Indemnified Party shall: (i) promptly notify the Indemnifying Party of any such claim of which it becomes aware; (ii) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (iii) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim. Any failure of the Indemnified Party to promptly notify the Indemnifying of any claim for which the Indemnified Party is entitled to indemnification hereunder, shall relieve the Indemnifying Party of its obligations hereunder only to the extent that the Indemnifying Party is actually prejudiced by such failure.

         Article 7. Confidential Information.

         (a) The term "Confidential Information" means information or data, including without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions, (whether

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patentable or not), trade secrets, schematics and other technical, business and customer information, financial and product development plans, forecasts and strategies, furnished by one party to the other party (whether before or after the date hereof). Each party shall (i) hold all Confidential Information of the other party in confidence and take all reasonable precautions to protect such Confidential Information from disclosure, (ii) not divulge any such Confidential Information of the other party or any information derived therefrom to any third person except to its employees or independent contractors that have a need to know such information to further the permitted use thereof, that have entered into appropriate written agreements sufficient to comply with the terms hereof and that are informed of the non-disclosure obligations contained herein, (iii) not make any use whatsoever, at any time, of any Confidential Information of the other party except to the extent necessary to exercise any right or license granted under, or perform any obligations pursuant to this Agreement, and (iv) not copy (except as reasonably necessary to exercise the rights or obligations under this Agreement) or reverse engineer or reverse compile any Confidential Information of the other party which is computer code.

         (b) Without granting any right or license, the foregoing obligations shall not apply to the extent that the receiving party can demonstrate that such Confidential Information of the other party (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available through no improper action or inaction by the receiving party or any agent or employee of the receiving party, or (ii) was rightfully disclosed to the receiving party by a third party without restriction, or (iii) is independently developed by the receiving party without reference to such Confidential Information of the disclosing party, or (iv) is required to be disclosed pursuant to a court order or any statutory or regulatory authority, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the maximum extent consistent with compliance with such order or authority. Information shall not be deemed known to a party or publicly known for purposes of the above exceptions (x) merely because it is embraced by more general information in the prior possession of such party or others, or (y) merely because it is expressed in public material in general terms not specifically the same as the Confidential Information. The terms of confidentiality under this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. Upon termination or expiration of this Agreement for any reason, each party will return to the other party (or certify the destruction of) all tangible manifestations of the other party's Confidential Information and certify the deletion or destruction of any other manifestations of same, in any medium.

         (c) Each party expressly agrees that monetary damages would be inadequate to compensate the other for any breach of this Article 7, that any such breach or threatened breach of this Article 7 will cause irreparable injury to the disclosing party and that, in addition to any other remedies that may be available, at law or in equity, the disclosing party shall be entitled to seek injunctive relief against the threatened breach of

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any provision of this Article 7 or the continuation of any such breach without the necessity of proving actual damages or posting a bond.

         Article 8. Limitation of Liability.

         (a) EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF THE OBLIGATIONS CONTAINED IN ARTICLES 6 AND 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (b) EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF THE OBLIGATIONS CONTAINED IN ARTICLES 6 AND 7, THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR DAMAGES IN ANY CAUSE OF ACTION UNDER OR ARISING OUT OF THIS AGREEMENT, SHALL BE AN AMOUNT EQUAL TO THE AMOUNTS PAID BY ITRACT TO FREERIDE DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING SUCH CAUSE OF ACTION.

         Article 9. Term and Termination.

         (a) Except as otherwise specifically provided herein, this Agreement shall commence as of the date hereof and shall continue in full force and effect for an initial term of one (1) year. Thereafter, iTract shall have the right to extend the term for additional one (1) year terms, such right to be exercised by iTract upon written notice to FreeRide, no less than thirty (30) days prior to the expiration of the preceding term (the initial term and all such exercised extension terms, collectively, the "Term").

         (b) If at any time a party is in material breach of this Agreement, then in addition to all other rights and remedies available under applicable law or in equity, the other party shall have the right to terminate this Agreement, unless such breach shall have been remedied within thirty (30) days after such notice has been received by such party. Additionally, either party may terminate this Agreement upon ninety (90) days' prior written notice to the other party.

         (c) Any provisions which must survive in order to give effect to their meaning, shall survive the completion, expiration, termination or cancellation of this Agreement, including without limitation, accrued but unpaid amounts due, and the provisions of Articles 4(d), 6, 7, 8, 11, 12, 13 and 15.

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         Article 10. Assignment.

         Neither party to this Agreement shall sell, transfer or assign this Agreement or the rights or obligations hereunder without the prior written consent of the other party, other than to a parent or wholly owned subsidiary, or to a party that acquires all or substantially all of the assets or equity of such party, whether through merger, consolidation or otherwise.

         Article 11. Nonsolicitation.

         During the term of this Agreement and for a period of one (1) year after its termination, neither party shall solicit for hire any of the other party's personnel who have performed services under this Agreement without the prior written consent of the other party, provided, however, that neither party shall be precluded from hiring any such personnel who (i) initiates discussions regarding employment without any direct or indirect solicitation by such party,
(ii) responds to any public advertisements for employment, or (iii) has been terminated by such other party prior to commencement of employment discussions between such personnel and such party.

         Article 12. Publicity.

         Except as permitted hereunder, neither party shall use the names, trademarks, or trade names, service marks or logos, whether registered or not, of the other party in publicity releases, or advertising or in any other manner, including customer or marketing lists, without securing the prior written approval of the other party.

         Article 13. Applicable Law; Waiver of Jury Trial.

         This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York and the parties agree that jurisdiction and venue of all matters relating to this Agreement shall be vested exclusively in the federal or state courts located within the State and County of New York. Each party hereby waives its right to a trial by jury in any dispute, claim, action or other controversy arising hereunder.

         Article 14. Independent Contractors.

         The parties will perform all of their duties under this Agreement as independent contractors, not as principal-agent, joint venturers or partners. Neither party will hold itself out to third parties as a principal, agent, partner or joint venturer of the other party or as having any power to bind the other party.

         Article 15. Miscellaneous.

         The failure of either party to insist upon strict performance of any of the provisions contained in this Agreement will in no way constitute a waiver of future violations of the same or any other provision. If any provision of this Agreement shall be adjudicated by any court of competent jurisdiction to be unenforceable or invalid, that

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

provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and the other provisions shall be unaffected. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, upon signed receipt thereof; (ii) if mailed, three (3) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested and returned; or (iii) if by next day delivery service, upon such delivery with signed receipt. All notices shall be addressed to the parties at the respective addresses indicated in this Agreement. Either party may change its address by giving written notice to the other party. The party adjudicated by the Court to be in wrongful breach shall bear the reasonable attorney's fees and costs of the prevailing party. The parties acknowledge that they have not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement represents the entire understanding between the parties and supersedes all prior representations, proposals, arrangements or agreements, oral or written. No waiver, modification or addition to this Agreement or any term described herein shall be valid unless in writing and signed by the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     iTract, LLC


                                     By: /S/ KEVIN KERZNER
                                         ---------------------------------
                                     Name: Kevin Kerzner
                                          --------------------------------
                                     Title: Executive Vice President
                                           -------------------------------



                                     FreeRide.com LLC


                                     By: /S/ MARTIN VAN PELT
                                         ---------------------------------
                                     Name: Martin Van Pelt
                                          --------------------------------
                                     Title: V.P. Business Development
                                           -------------------------------

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

                                    Exhibit A

                                 FreeRide Marks

FreeRide(R)
FreeRide.com
The Fast Lane to Free Stuff
Such other trademarks, trade names, service marks, service names, logos and distinct brand elements as may be provided by FreeRide to iTract in writing.

These guidelines apply to your use of FreeRide Marks:

1. You may use the FreeRide Marks solely as provided for in this Agreement.

2. You may not alter the FreeRide Marks in any manner. For example, you may not change the proportion, color, or font of the FreeRide Marks.

3. You may not display the FreeRide Marks in any manner that implies sponsorship, endorsement by FreeRide.com LLC outside of your involvement in the program described in this Agreement with out the prior written consent of FreeRide.com LLC.

4. You may not use the FreeRide Marks to disparage FreeRide.com LLC, its services, or in a manner which, in FreeRide.com LLC's reasonable judgment, may diminish or otherwise damage FreeRide.com LLC's goodwill in the FreeRide Marks.

5. Unless otherwise agreed to by FreeRide.com LLC, the FreeRide Marks must appear by themselves, with reasonable space between each side of the Trademark and other graphic or textual elements.

6.       You must use the(R)symbol adjacent to the FreeRide trademark.

7. You must include the following statement, or such other similar statement approved by FreeRide.com LLC in writing, in your materials that include the FreeRide Marks in a prominent place: FreeRide is the registered trademark of FreeRide.com LLC. FreeRide.com, The Fast Lane to Free Stuff and all related marks and phrases are service marks of FreeRide.com LLC.

8. The FreeRide Marks are the exclusive property of FreeRide.com LLC, and all goodwill generated through your use of the FreeRide Marks will inure to the benefit of FreeRide.com LLC.

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